Exhibit 99.1

GUILD HOLDINGS COMPANY REPORTS FIRST QUARTER 2025 RESULTS

•Originations of $5.2 Billion
•Net Revenue of $198.5 Million
•Net Loss Attributable to Guild of $23.9 Million
•Adjusted Net Income of $21.6 Million
•Return on Average Equity of (7.8%) and Adjusted Return on Average Equity of 7.0%
•Gain on Sale Margin on Originations of 376 bps
•88% of Loan Volume were Purchase Originations

SAN DIEGO, California – May 7, 2025 – Guild Holdings Company (NYSE: GHLD) (“Guild” or the “Company”), a growth-oriented mortgage company that employs a relationship-based loan sourcing strategy to execute on its mission of delivering the promise of homeownership, today announced results for the first quarter ended March 31, 2025.

“We are pleased to report first-quarter results that highlight our consistent momentum and balanced business model as we delivered positive adjusted net income, increased originations by 35% year-over-year, and continued to grow our servicing portfolio," stated Terry Schmidt, Guild Chief Executive Officer. “This strong performance is the result of the successful execution of our strategy to opportunistically increase market share during volatile markets, and a commitment to the purchase-driven retail mortgage business. While we expect markets to remain volatile moving forward, we will prudently manage costs and believe there will be additional opportunities for Guild to gain market share, so we can continue to invest in our leading product and technology platforms to further position Guild for long-term growth.”

First Quarter 2025 Highlights	Total originations of $5.2 billion compared to $6.7 billion in fourth quarter 2024 and $3.9 billion in first quarter 2024
Originated 88% of closed loan origination volume from purchase business, compared to the Mortgage Bankers Association industry estimate of 71% for the same period
Net revenue of $198.5 million compared to $373.0 million in fourth quarter 2024 and $231.8 million in first quarter 2024
Net loss attributable to Guild of $23.9 million compared to net income of $97.9 million in fourth quarter 2024 and net income of $28.5 million in first quarter 2024
Servicing portfolio unpaid principal balance of $94.0 billion as of March 31, 2025, compared to $93.0 billion as of December 31, 2024 and $86.3 billion as of March 31, 2024

Adjusted net income and adjusted EBITDA totaled $21.6 million and $36.4 million, respectively, compared to $19.7 million and $30.9 million, respectively, in fourth quarter 2024 and $8.0 million and $16.0 million, respectively, in first quarter 2024

Return on average equity of (7.8%) and adjusted return on average equity of 7.0%, compared to 32.5% and 6.5%, respectively, in fourth quarter 2024 and 9.5% and 2.7%, respectively, in first quarter 2024

First Quarter Summary
Please refer to “Key Performance Indicators” and “GAAP to Non-GAAP Reconciliations” elsewhere in this release for a description of the key performance indicators and definitions of the non-GAAP measures and reconciliations to the nearest comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

($ amounts in millions, except per share amounts)	1Q'25	4Q'24	1Q'24
Total originations	$5,204.6	$6,746.4	$3,852.5
Gain on sale margin on originations (bps)	376	317	364
Gain on sale margin on pull-through adjusted locked volume (bps)	316	360	290
UPB of servicing portfolio (period end)	$94,005.7	$92,998.9	$86,319.1
Net revenue	$198.5	$373.0	$231.8
Total expenses	$230.1	$244.2	$193.2
Net (loss) income attributable to Guild	($23.9)	$97.9	$28.5
Return on average equity	(7.8%)	32.5%	9.5%
Adjusted net income	$21.6	$19.7	$8.0
Adjusted EBITDA	$36.4	$30.9	$16.0
Adjusted return on average equity	7.0%	6.5%	2.7%
(Loss) earnings per share—Basic	($0.39)	$1.59	$0.47
(Loss) earnings per share—Diluted	($0.39)	$1.57	$0.46
Adjusted earnings per share—Basic	$0.35	$0.32	$0.13
Adjusted earnings per share—Diluted	$0.35	$0.32	$0.13
Origination Segment Results
Origination segment net loss was $2.9 million in first quarter 2025 compared to net income of $0.8 million in fourth quarter 2024 and net loss of $24.2 million in first quarter 2024. The year over year improvement reflects Guild’s growth over the past year, while the sequential decline is primarily driven by lower origination volumes, primarily due to seasonality. Gain on sale margins on originations increased 59 bps quarter-over-quarter and 12 bps year-over-year to 376 bps. Gain on sale margins on pull-through adjusted locked volume decreased 44 bps quarter-over-quarter and 26 bps year-over-year to 316 bps and total pull-through adjusted locked volume was $5.9 billion compared to $5.7 billion in fourth quarter 2024 and $4.6 billion in first quarter 2024.

($ amounts in millions)	1Q'25	4Q'24	1Q'24
Total originations	$5,204.6	$6,746.4	$3,852.5
Total origination units (000’s)	15.3	19.6	11.9
Net revenue	$190.6	$209.7	$137.9
Total expenses	$193.5	$208.9	$162.1
Net (loss) income allocated to origination	($2.9)	$0.8	($24.2)

Servicing Segment Results
Servicing segment net loss was $4.6 million in the first quarter 2025 compared to net income of $152.4 million in fourth quarter 2024 and net income of $83.9 million in first quarter 2024. The Company retained mortgage servicing rights (“MSRs”) for 60% of total loans sold in the first quarter 2025.

In first quarter 2025, valuation adjustments with respect to the Company’s MSRs totaled a loss of $69.9 million, compared to a gain of $84.3 million in fourth quarter 2024 and gain of $20.8 million in first quarter 2024, reflecting the interest rate decline seen in the first quarter and contributing to the net loss in the quarter. Guild’s refinance recapture rate in the first quarter was strong at 31%, and purchase recapture rate was 26% in first quarter 2025, which aligns with the Company’s focus on customer service and its customer-for-life strategy.

($ amounts in millions)	1Q'25	4Q'24	1Q'24
UPB of servicing portfolio (period end)	$94,005.7	$92,998.9	$86,319.1
# Loans serviced (000’s) (period end)	373	370	349
Loan servicing and other fees	$72.8	$70.9	$65.8
Valuation adjustment of MSRs	($69.9)	$84.3	$20.8
Net revenue	$13.0	$168.1	$97.4
Total expenses	$17.5	$15.7	$13.5
Net (loss) income allocated to servicing	($4.6)	$152.4	$83.9

Share Repurchase Program
During the three months ended March 31, 2025, the Company repurchased and subsequently retired 35,216 shares of Guild's Class A common stock at an average purchase price of $12.94 per share. As of March 31, 2025, $9.5 million remains available for repurchase under the Company’s share repurchase program through May 5, 2026.

Balance Sheet and Liquidity Highlights
The Company’s cash and cash equivalents were $111.7 million as of March 31, 2025. The Company’s unutilized loan funding capacity was $1.5 billion based on total facility size and borrowing limitations, while the unutilized MSR lines of credit were $195.0 million, based on total committed amounts and borrowing base limitations. The Company’s leverage ratio was 1.6x, defined as recourse debt divided by tangible stockholders’ equity.

(in millions, except per share amounts)	March 31, 2025	December 31, 2024
Cash and cash equivalents	$111.7	$118.2
Mortgage servicing rights, at fair value	$1,312.4	$1,343.8
Warehouse lines of credit, net	$1,224.1	$1,414.6
Notes payable	$340.0	$300.0
Total stockholders’ equity	$1,200.2	$1,254.0

Tangible net book value per share(1)	$15.77	$16.59
_________________
(1)See “GAAP to Non-GAAP Reconciliations” for a description of this non-GAAP measure and reconciliation to the nearest comparable financial measures calculated and presented in accordance with GAAP.

Webcast and Conference Call
The Company will host a webcast and conference call on Wednesday, May 7, 2025 at 5 p.m. Eastern Time to discuss the Company’s results for the first quarter ended March 31, 2025.

The conference call will be available on the Company's website at https://ir.guildmortgage.com/. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register. The conference call can also be accessed by the following dial-in information:

•1-877-407-0789 (Domestic)
•1-201-689-8562 (International)

A replay of the call will be available on the Company's website at https://ir.guildmortgage.com/ approximately two hours after the live call through May 21, 2025. The replay is also available by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (international). The replay pin number is 13752383.
About Guild Holdings Company
Guild Mortgage Company, a wholly owned subsidiary of Guild Holdings Company (NYSE: GHLD), was founded in 1960 and is a nationally recognized independent mortgage lender providing residential mortgage products and local in-house origination and servicing. Guild employs a relationship-based loan sourcing strategy to execute on its mission of delivering the promise of homeownership in neighborhoods and communities across 49 states and the District of Columbia. Guild’s highly trained loan professionals are experienced in government-sponsored programs such as FHA, VA, USDA, down payment assistance programs and other specialized loan programs. For more information visit https://www.guildmortgage.com/.

Contacts
Investors: investors@guildmortgage.net 858-956-5130 Media: Melissa Rue Nuffer, Smith, Tucker mkr@nstpr.com 619-296-0605 Ext. 247

Forward-Looking Statements
This press release and a related presentation by management of Guild Holdings Company (the “Company”) contains forward-looking statements, including statements about the Company’s growth strategies, the Company’s future revenue, operating performance or capital position, ongoing pursuit of growth opportunities and growth strategies, expectations regarding home sales and mortgage activity, the impact of future interest rate environments and any other statements that are not historical facts. These forward-looking statements reflect our current expectations and judgments about future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature.

Important factors that could cause our actual results to differ materially from those expressed in or implied by forward-looking statements include, but are not limited to, the following: any disruptions in the secondary home loan market and their effects on our ability to sell the loans that we originate at attractive pricing; any changes in macroeconomic and U.S. residential real estate market conditions; any changes in certain U.S. government-sponsored entities and government agencies, and any organizational or pricing changes in these entities, their guidelines or their current roles; any changes in prevailing interest rates or U.S. monetary policies; the effects of any termination of our servicing rights; we depend on our loan funding facilities to fund mortgage loans and otherwise operate our business; the effects of our existing and future indebtedness on our liquidity and our ability to operate our business; any disruption in the technology that supports our origination and servicing platform; our failure to identify, develop and integrate acquisitions of other companies or technologies; pressure from existing and new competitors; any failure to maintain or grow our historical referral relationships with our referral partners; any delays in recovering service advances; any failure to adapt to and implement technological changes; any cybersecurity breaches or other vulnerability involving our computer systems or those of certain of our third-party service providers; our inability to secure additional capital, if needed, to operate and grow our business; the impact of operational risks, including employee or consumer fraud, the obligation to repurchase sold loans in the event of a documentation error, and data processing system failures and errors; any repurchase or indemnification obligations caused by the failure of the loans that we originate to meet certain criteria or characteristics; the seasonality of the mortgage origination industry; any non-compliance with or substantial changes to the complex laws and regulations governing our mortgage loan origination and servicing activities; material changes to the laws, regulations or practices applicable to reverse mortgage programs; our control by, and any conflicts of interest with, McCarthy Capital Mortgage Investors, LLC; our dependence, as a holding company, upon distributions from Guild Mortgage Company LLC to meet our obligations; and the other risks, uncertainties and factors set forth under Item IA. – Risk Factors and all other disclosures appearing in Guild’s Annual Report on Form 10-K for the year ended December 31, 2024 as well as other documents Guild files from time to time with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as otherwise required by law, we undertake no obligation to update any forward-looking statement made in this press release or any related presentation by Company management.

Non-GAAP Financial Measures
To supplement our financial statements presented in accordance with GAAP and to provide investors with additional information regarding our GAAP financial results, we disclose certain financial measures for our consolidated and operating segment results on both a GAAP and a non-GAAP (adjusted) basis. The non-GAAP financial measures disclosed should be viewed in addition to, and not as an alternative to, results prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Adjusted net income. Net income (loss) is the most directly comparable financial measure calculated and presented in accordance with GAAP for adjusted net income, a non-GAAP measure. We define adjusted net income as earnings or loss attributable to Guild excluding (i) the change in the fair value measurements related to our MSRs due to changes in model inputs and assumptions, (ii) change in the fair value of contingent liabilities related to completed acquisitions, net of change in the fair value of notes receivable related to acquisitions, (iii) amortization of acquired intangible assets and (iv) stock-based compensation. We exclude these items because we believe they are non-cash expenses that are not reflective of our core operations or indicative of our ongoing operations. Adjusted net income is also adjusted by applying an estimated effective tax rate to these adjustments. We exclude the change in the fair value of MSRs, a non-cash, non-realized adjustment to net revenues, from adjusted net income and adjusted EBITDA below because it is not indicative of our operating performance or results of operations. The change in fair value of MSRs is due to changes in model inputs and assumptions such as prepayment speed, discount rate, cost to service assumptions and other factors that impact the carrying value of our MSRs from period to period.

Adjusted earnings per share—Basic and Diluted. Earnings per share is the most directly comparable financial measure calculated and presented in accordance with GAAP for adjusted earnings per share, a non-GAAP measure. We define adjusted earnings per share as our adjusted net income divided by the basic and diluted weighted average shares outstanding of our Class A and Class B common stock. Diluted weighted average shares outstanding is adjusted to include potential shares of Class A common stock related to unvested RSUs that were excluded from the calculation of GAAP diluted loss per share because they were anti-dilutive due to the net loss, when applicable.

Adjusted EBITDA. Net income (loss) is the most directly comparable financial measure calculated and presented in accordance with GAAP for adjusted EBITDA, a non-GAAP measure. We define adjusted EBITDA as earnings before (i) interest expense on non-funding debt (without adjustment for net warehouse interest related to loan fundings and payoff interest related to loan prepayments), (ii) taxes, (iii) depreciation and amortization and (iv) net income attributable to the non-controlling interests and excluding (v) any change in the fair value measurements of our MSRs due to valuation assumptions, (vi) change in the fair value of contingent liabilities related to completed acquisitions, net of change in the fair value of notes receivable related to acquisitions and (vii) stock-based compensation. We exclude these items because we believe they are not reflective of our core operations or indicative of our ongoing operations.

Adjusted return on average equity. Return on average equity is the most directly comparable financial measure calculated and presented in accordance with GAAP for adjusted return on average equity, a non-GAAP measure. We define adjusted return on average equity as annualized adjusted net income as a percentage of average beginning and ending stockholders’ equity during the period.
Tangible net book value per share. Book value per share is the most directly comparable financial measure calculated and presented in accordance with GAAP for tangible net book value per share, a non-GAAP measure. We define tangible net book value per share as total stockholders’ equity attributable to Guild, less goodwill and intangible assets, net divided by the total shares of our Class A and Class B common stock outstanding.
We use these non-GAAP financial measures (other than tangible net book value per share) to evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. These non-GAAP financial measures are designed to evaluate operating results exclusive of fair value and other adjustments that are not indicative of our business’s operating performance. Accordingly, we believe that these financial measures provide useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects. In addition, management uses the non-GAAP financial measure of tangible net book value per share to evaluate the adequacy of our stockholders’ equity and assess our capital position to make capital allocation decisions. We believe tangible net book value provides useful information to investors in assessing the strength of our financial position.
For more information on these non-GAAP financial measures, please see the “GAAP to Non-GAAP Reconciliations” included at the end of this release.

Condensed Consolidated Balance Sheets
(unaudited)

(in thousands, except share and per share amounts)	Mar 31, 2025	Dec 31, 2024
Assets
Cash and cash equivalents	$111,726	$118,203
Restricted cash	8,614	6,853
Mortgage loans held for sale, at fair value	1,358,920	1,523,447
Reverse mortgage loans held for investment, at fair value	482,151	451,704
Ginnie Mae loans subject to repurchase right	769,067	807,283
Mortgage servicing rights, at fair value	1,312,377	1,343,829
Advances, net	65,145	85,523
Property and equipment, net	19,879	19,032
Right-of-use assets	63,261	67,139
Goodwill and intangible assets, net	223,765	225,994
Other assets	134,824	119,296
Total assets	$4,549,729	$4,768,303
Liabilities and stockholders’ equity
Warehouse lines of credit, net	$1,224,127	$1,414,563
Home Equity Conversion Mortgage-Backed Securities (“HMBS”) related borrowings	461,002	425,979
Ginnie Mae loans subject to repurchase right	776,777	817,271
Notes payable	340,000	300,000
Accounts payable and accrued expenses	89,364	92,401
Operating lease liabilities	72,984	76,980
Deferred tax liabilities	242,688	251,440
Other liabilities	142,542	135,659
Total liabilities	3,349,484	3,514,293
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $0.01 par value; 250,000,000 shares authorized; 21,557,776 and 21,592,992 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	216	216
Class B convertible common stock, $0.01 par value; 100,000,000 shares authorized; 40,333,019 shares issued and outstanding at March 31, 2025 and December 31, 2024	403	403
Additional paid-in capital	53,693	51,996
Retained earnings	1,145,508	1,200,908
Non-controlling interests	425	487
Total stockholders' equity	1,200,245	1,254,010
Total liabilities and stockholders’ equity	$4,549,729	$4,768,303

Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended
(in thousands, except per share amounts)	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024
Revenue
Loan origination fees and gain on sale of loans, net	$185,213	$203,272	$134,060
Gain on reverse mortgage loans held for investment and HMBS-related borrowings, net	2,915	3,312	3,230
Loan servicing and other fees	72,751	70,876	65,788
Valuation adjustment of mortgage servicing rights	(69,936)	84,319	20,778
Interest income	29,094	41,694	24,728
Interest expense	(22,079)	(31,316)	(16,541)
Other income (expense), net	528	830	(261)
Net revenue	198,486	372,987	231,782
Expenses
Salaries, incentive compensation and benefits	173,212	196,246	140,067
General and administrative	29,153	22,777	29,211
Occupancy, equipment and communication	21,720	20,375	19,815
Depreciation and amortization	3,647	3,661	3,754
Provision for foreclosure losses	2,378	1,108	392
Total expenses	230,110	244,167	193,239
(Loss) income before income taxes	(31,624)	128,820	38,543
Income tax (benefit) expense	(7,665)	30,928	10,143
Net (loss) income	(23,959)	97,892	28,400
Net loss attributable to non-controlling interests	(62)	(50)	(98)
Net (loss) income attributable to Guild	$(23,897)	$97,942	$28,498

(Loss) earnings per share attributable to Class A and Class B common stock:
Basic	$(0.39)	$1.59	$0.47
Diluted	$(0.39)	$1.57	$0.46
Weighted average shares outstanding of Class A and Class B common stock:
Basic	61,909	61,768	61,109
Diluted	61,909	62,476	62,157

Key Performance Indicators

Management reviews several key performance indicators and metrics to evaluate our business results, measure our performance and identify trends to inform our business decisions. Summary data for these key performance indicators and metrics is listed below.

	Three Months Ended
($ and units in thousands)	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024
Origination Data
Total originations(1)	$5,204,565	$6,746,440	$3,852,539
Total originations (units)(2)	15.3	19.6	11.9
Total loans sold(3)	$5,191,405	$6,733,655	$3,558,319
Gain on sale margin (bps)(4)	376	317	364
Pull-through adjusted locked volume(5)	$5,862,835	$5,652,456	$4,618,203
Gain on sale margin on pull-through adjusted locked volume (bps)(6)	316	360	290
Purchase recapture rate(7)	26%	26%	25%
Refinance recapture rate(7)	31%	53%	26%
Purchase origination %	88%	82%	91%
Servicing Data
UPB (period end)(8)	$94,005,693	$92,998,862	$86,319,074
Loans serviced (period end)(9)	373	370	349
_________________
(1)Total originations includes retail forward and reverse, brokered, wholesale and correspondent loans.
(2)Total origination units excludes second lien mortgages originated at the same time as the first mortgage or shortly thereafter.
(3)Represents the UPB of forward loans sold and reverse loans securitized.
(4)Represents loan origination fees and gain on sale of loans, net plus gain on reverse mortgage loans held for investment and HMBS-related borrowings, net divided by total originations, excluding brokered and wholesale loans, to derive basis points.
(5)Pull-through adjusted locked volume is equal to total locked volume, which excludes reverse loans, multiplied by pull-through rates of 89.8%, 88.7% and 88.0% as of March 31, 2025, December 31, 2024 and March 31, 2024, respectively. We estimate the pull-through rate based on changes in pricing and actual borrower behavior using a historical analysis of loan closing data and “fallout” data with respect to the number of commitments that have historically remained unexercised.
(6)Represents loan origination fees and gain on sale of loans, net divided by pull-through adjusted locked volume.
(7)Purchase recapture rate is calculated as the ratio of (i) UPB of our clients that originated a new mortgage with us for the purchase of a home in a given period, to (ii) total UPB of our clients that paid off their existing mortgage as a result of selling their home in a given period. Refinance recapture rate is calculated as the ratio of (i) UPB of our clients that originated a new mortgage loan for the purpose of refinancing an existing mortgage with us in a given period, to (ii) total UPB of our clients that paid off their existing mortgage as a result of refinancing their home in the same period. These calculations exclude clients to whom we did not actively market due to contractual prohibitions or other business reasons.
(8)Excludes subserviced forward and reverse mortgage loans, which had UPB of $1.9 billion, $1.9 billion and $320.7 million as of March 31, 2025, December 31, 2024 and March 31, 2024, respectively, and includes loans held for sale and pending service release loans of $1.5 billion, $1.6 billion and $1.2 billion, respectively.
(9)Includes loans held for sale and pending service release loans, which had period end number of loans serviced of approximately 6 thousand, 5 thousand and 4 thousand as of March 31, 2025, December 31, 2024, and March 31, 2024, respectively.

GAAP to Non-GAAP Reconciliations
Reconciliation of Net (Loss) Income to Adjusted Net Income and (Loss) Earnings Per Share to Adjusted Earnings Per Share
(unaudited)

	Three Months Ended
(in millions, except per share amounts)	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024
Net (loss) income attributable to Guild	$(23.9)	$97.9	$28.5
Add adjustments:
Change in fair value of MSRs due to model inputs and assumption	55.0	(107.4)	(32.9)
Change in fair value of contingent liabilities and notes receivable due to acquisitions, net	2.0	(1.7)	1.1
Amortization of acquired intangible assets	2.2	2.2	2.2
Stock-based compensation	1.6	2.0	2.1
Tax impact of adjustments(1)	(15.3)	26.6	7.0
Adjusted net income	$21.6	$19.7	$8.0
Weighted average shares outstanding of Class A and Class B common stock:
Basic	61.9	61.8	61.1
Diluted	61.9	62.5	62.2
Adjusted diluted(2)	62.4	62.5	62.2

(Loss) earnings per share—Basic	$(0.39)	$1.59	$0.47
(Loss) earnings per share—Diluted	$(0.39)	$1.57	$0.46
Adjusted earnings per share—Basic	$0.35	$0.32	$0.13
Adjusted earnings per share—Diluted	$0.35	$0.32	$0.13
_________________
Amounts may not foot due to rounding
(1)Calculated using the estimated effective tax rate of 25.2%, 25.4% and 25.5% for the three months ended March 31, 2025, December 31, 2024 and March 31, 2024, respectively.
(2)Adjusted diluted weighted average shares outstanding of Class A and Class B common stock for the three months ended March 31, 2025 includes 0.5 million potential shares of Class A common stock related to unvested RSUs that were excluded from the calculation of GAAP diluted loss per share because they were anti-dilutive. There were no adjustments for the three months ended December 31, 2024 and March 31, 2024.

Reconciliation of Net (Loss) Income to Adjusted EBITDA
(unaudited)

	Three Months Ended
(in millions)	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024
Net (loss) income	$(24.0)	$97.9	$28.4
Add adjustments:
Interest expense on non-funding debt	5.7	5.4	3.3
Income tax (benefit) expense	(7.7)	30.9	10.1
Depreciation and amortization	3.6	3.7	3.8
Change in fair value of MSRs due to model inputs and assumptions	55.0	(107.4)	(32.9)
Change in fair value of contingent liabilities and notes receivable due to acquisitions, net	2.0	(1.7)	1.1
Stock-based compensation	1.6	2.0	2.1
Adjusted EBITDA	$36.4	$30.9	$16.0
_________________
Amounts may not foot due to rounding
Reconciliation of Return on Average Equity to Adjusted Return on Average Equity
(unaudited)

	Three Months Ended
($ in millions)	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024
Income Statement Data:
Net (loss) income attributable to Guild	$(23.9)	$97.9	$28.5
Adjusted net income	$21.6	$19.7	$8.0

Average stockholders’ equity	$1,227.1	$1,206.0	$1,198.8
Return on average equity	(7.8%)	32.5%	9.5%
Adjusted return on average equity	7.0%	6.5%	2.7%

Reconciliation of Book Value Per Share to Tangible Net Book Value Per Share
(unaudited)

(in millions, except per share amounts)	Mar 31, 2025	Dec 31, 2024
Total stockholders' equity	$1,200.2	$1,254.0
Less: non-controlling interests	0.4	0.5
Total stockholders' equity attributable to Guild	$1,199.8	$1,253.5
Adjustments:
Goodwill	(198.7)	(198.7)
Intangible assets, net	(25.0)	(27.3)
Tangible common equity	$976.1	$1,027.5

Ending shares of Class A and Class B common stock outstanding	61.9	61.9

Book value per share	$19.39	$20.24
Tangible net book value per share(1)	$15.77	$16.59
_________________
Amounts may not foot due to rounding
(1)Tangible net book value per share uses the same denominator as book value per share.